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                  [WILLKIE FARR & GALLAGHER LLP LETTERHEAD]

November 7, 2006

The Gabelli Equity Trust Inc.
One Corporate Center
Rye, New York 10580

Ladies and Gentlemen:

We have acted as counsel to The Gabelli Equity Trust Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of Amendment No. 40 (the "Amendment") to a Registration Statement on Form N-2 to be filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended. The Amendment relates to the offer and sale of 1,000,000 shares of the Fund's Series F Cumulative Preferred Stock, with a par value of $0.001 and a liquidation preference of $25 (the "Shares"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Amendment.

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, and any amendments thereto, the form of Articles Supplementary relating to the Shares, the Registration Statement on Form N-2 with respect to the Shares (Securities Act Registration File No. 333-137298, Investment Company Act File No. 811-04700), the Amendment in substantially the form to be filed with the Securities and Exchange Commission, all resolutions adopted by the Fund's Board of Directors (the "Board") and its designated pricing committee relating to the classification, designation and authorization of the sale and issuance of the Shares (the "Resolutions"), and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. We have assumed that the Fund has no "Principal Shareholder" as defined in Article VIII of the Fund's Articles of Incorporation and have relied upon a certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Venable LLP.

Based on and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

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The Gabelli Equity Trust Inc.
November 7, 2006
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We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us in the Prospectus included as part of the Amendment.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
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